Press Release #201601	FOR IMMEDIATE RELEASE	January 25, 2016

Enertopia Announces Needle in the haystack Challenge

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") Launches major prize for crowd sourcing challenge with the objective of finding net income producing company and or products.

Enertopia Corp.’s “Needle in the Haystack Challenge”, one of the largest ever industry incentive prize competitions for business discovery for corporate advancement. We are seeking your help to hunt down companies or products that help move Enertopia forward to the next level. If you're entering - don't delay! Submissions are due by 5pm PST on Feb. 29th, 2016!

The “Needle in the Haystack Challenge”, an incentive prize contest to hopefully bring us the biggest corporate development in the Company’s history. We want to unlock the knowledge of registered representatives, qualified investors, and business owners of companies and/or products for sale by harnessing the collective brainpower of thousands of people who know of companies and or products for sale to help take us to the next level. The challenge is open to anyone, subject to the requisite regulatory compliance. Enertopia could offer prizes totaling up to 20,000,000 shares (subject to share capital adjustments) and or up to USD$1 million payout terms subject to regulatory compliance for the completion of one or more transactions (collectively, the “Prizes”).

EBITDA Threshold	Potential Cash Payments	Potential Share Payments
$500,000 - $2,000,000	$100,000 - $250,000	1,000,000 – 5,000,000
$2,000,000 - $4,000,000	$250,000 - $500,000	5,000,000 – 10,000,000
$4,000,000 - $6,000,000	$500,000 - $750,000	10,000,000 – 15,000,000
$6,000,000 +	$750,000 - $1,000,000	16,000,000 – 20,000,000

"By giving the public access to this Corporate search, Enertopia hopes to tap into the collective brainpower of thousands of participants and save itself time and resources to identify high-potential takeover targets we likely wouldn't even have known exist," said Chief Executive Officer Robert McAllister. "By utilizing external sources, this competition allows us to stay focused and disciplined on the day to day work we are doing, and at the same time move forward with an exciting potential corporate shift."

The Challenge is open to all individuals or groups of individuals who are over the age of majority in their province, state, territory or country of residence, subject to the requisite regulatory compliance. It excludes directors, officers, employees, representatives, relatives, dealers and agents of Enertopia Corp.

Our expectation is that this competition, which we expect to reveal numerous potential acquisition targets, will prove to be beneficial for investors, employees, and other stakeholders. Concurrently with this Challenge the company will continue to evaluate current and new proposals to add to and increase corporate revenue. The company strongly believes that multiple and growing revenue streams will benefit all stakeholders.

Interested parties can see the complete contest rules at www.enertopia.com/challenge and can submit their entries to info@enertopia.com

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call
Robert McAllister: (250) 765-6412

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company’s best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company’s public announcements and filings. There is no assurance that existing capital is sufficient for the Company’s needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued under the regular course of business or under the Needle in The Haystack Challenge, will be successful

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release